Exhibit 99.2

Bank of America Merrill Lynch Energy Conference

November 16, 2011, Miami, Florida

Doug Becker	(Bank of America):
…Bank of America Merrill Lynch Conference next presentation or first presentation for the day will be on Tidewater, the largest boat company in the world; has one of the newest fleets, should be a beneficiary of the increasing demand for the ultra deepwater rigs. Presenting today we have Quinn Fanning, Executive VP and CFO. To his right is Joe Bennett, who handles Investor Relations. With that, I’ll turn it over to Quinn. To Joe?

Joe:	Good morning, everyone. We appreciate the early birds that made it here. Whenever we see we’re the first ones off it usually means a light crowd, so we do appreciate everybody coming this morning.

We have to always first lead off and make our attorneys happy and give the forward-looking disclaimer. But we’ll move on from that quickly.

There’s some takeaways, key takeaways that Quinn and I will expand on during the course of the presentation this morning that we want to make sure that everybody understands: One, we do here at Tidewater have a culture of safety and operating excellence we believe. Our customers are the best ones to talk to in regards to that, but given the customer base that we have had over our fifty-five plus years of existence I think that speaks for itself. We added a bullet here that people certainly want to know what the macro picture looks like and it is absolutely improving. We believe that we’re in the very, very early innings of hopefully a long ballgame. But for us, working rigs is probably the best barometer of our business that will generate increased demand for our OSV’s and we’ve certainly seen that and you’ll see a slide in a second that will depict what the rig count has done recently.

We have a history of earnings growth and solid returns. Again, a slide in just a minute that will show that. An unmatched scale and scope of operations, Quinn will cover and kind of walk around the world. We, in our last conference call and in our last 10Q filing, broke out our operations into some new segments. We used to just be international and domestic. Now, we have four distinct segments that cover the globe and he’ll cover that.

We have the world’s largest and the newest fleet that provides what we believe to be continued earnings growth. The people that have followed Tidewater for a while know that in the last ten – eleven years we’ve been in this replacement/growth/enhancement program with both buying and building equipment, all new equipment and we led off with that back in 2000 with about

500 aging boats. They weren’t old. They were about eighteen years old on average back when we began this program. But we certainly were staring down the barrel of an aging fleet, and knowing that we were not going to replace that equipment overnight, we began the process. And here we are today, eleven years later and we believe we’re kind of turning into the homestretch.

We believe we’ve already, we know we’ve already replaced the earnings capacity of that older fleet. We have a minimal number of that older fleet now is really old, averages about twenty-eight to thirty years old. We’re down to only about sixty boats that are operating that are of that vintage. So our fleet is really the new fleet. Quinn will cover some financial performance and contribution, profit contribution of that new equipment. And with all of that, still a strong balance sheet that allows us to act upon opportunities that we have been taking advantage of over the last two or three years through this kind of troughy market and still see those opportunities to increase our fleet size under all the right conditions.

Again, anyone that’s followed Tidewater for a while knows that we lead off -- we had to fight to move the takeaway slide before our safety slide. We always lead off with safety, internally, externally. This slide usually wakes up people in the morning.

We employ about 8,000 people worldwide and that consists of about ninety different nationalities spread around the world. With that, communications is frankly a difficult thing out on the boats. As you try to convince people of the importance of safety each and every day, every minute of the day, we came up with this and it seems to translate to all languages. I don’t know too many people that like snakes. And we say safety is like holding the head of a snake. If you release it on any given second, it will turn around and bite you. And we certainly have experienced that. But at the same time, if you can hold that snake, and I’ll cover some stats in a second, safety performance can be very, very good.

Having said that, our total recordable incident rate, which is what is tracked here and is compared to people like Dow, Chevron, Exxon, really class companies and ones that believe that they have world-class safety records. You can see our column, which is the orange column, which has been descending along with everyone else’s. The concentration on safety by not only the providers, but the customers has increased significantly in the last five to ten years, not just since Macondo. Of course that revved it up even more. But we’ve been leading off presentations for the last ten years with safety and now all of a sudden everyone’s talking about safety.

We currently, this year, we’ve gone now over a year without any lost time accidents, which is a real accomplishment considering, keep in mind where our workplace is. It’s a moving boat. It is transporting goods back and forth primarily from rigs. It is somewhat dangerous just because of what we do. And having these type total recordable incident rates, and thus far this year we’re at 0.13, which will match our best year ever if we can continue at this pace, knock on wood.

A couple of slides kind of give you a bit of a macro view. I mentioned before that the rig count is probably the most important barometer of what drives our business. And I’ve put this together which does nothing but provide the working rig count by jackups, semis, drillships over a kind of a three period look. The first one, I date back to June of ‘08 and call that kind of the peak of the market, at least for us. And you see the breakout of the working rigs then, 554 in total. Pre-Horizon you see what it had been reduced to. Certainly, we were in the trough of a market that continued to get even worse, to be honest, even post-Macondo.

But what has happened since and in the recent stats you see the numbers, 566 in total, is a higher number today than at the peak of the market. What you also see is that’s driven, as probably all of you know, by the floater market. The semis and the drillships that have been built, delivered are much greater and that’s what’s driving the deepwater market around the world and is driving our own deepwater boats.

The most significant pressure that we have already seen on pricing, improving pricing, is in deepwater PSV’s for us and in the industry. What has lagged as is normally the case is the jackup market. Those are the easier ones to take down and to bring back up. You see the improvement of twenty or so jackups since Macondo. That’s spread around the world. And I think more significantly, which doesn’t show in this slide, is just in the last quarter this count to get to 566 improved by fifty rigs in one quarter. Where it goes from here, we don’t know. But it is improving. And once again, when you look at that macro picture there’s, in round numbers, about 150 rigs under construction today, largely divided almost equally between floaters and jackups. So, this is a market from Tidewater’s standpoint and a strategy that we want to address and have access to both shallow water, jackup-related and deepwater and we’re doing so.

So great improvements in the rig count. That’s kind of the demand side of the equation. What’s the supply side done? Well, this is an overview of the OSV business. These are anchor handlers and PSVs only per ODS-Petrodata and how many were built or delivered in each of these respective years going way back to 1965.

What you see here is, first off, a total fleet of just short of 2700 OSV’s. Approximately 750 of those are older than twenty-five years old. The dotted line backwards are all the twenty-five plus year old boats and they’re going away quickly. My guess is probably half of those are already stacked and are heading out of the business anyway and the rest will follow suit shortly. And what you see is a very clear cycle of new builds. It was bunched up in the late ‘70s, early ‘80s. It totally fell apart and virtually nothing was built in the worldwide industry until the late ‘90s. We hit 9/11. It cratered a bit then. And then it took off.

We’ve had a good delivery schedule. Currently, the backlog of OSV construction is about 450. That should be delivered over the next two or three years. The pace of new construction contracts have been rather minimal as you would probably expect, probably limited by credit availability and desires of the operators to build more equipment. So that backlog, that’s about 450 today, maxed out at about 750 about three or four years ago. It’s been running down.

Again, where it goes from here we’re not sure, but we haven’t seen a rush to the yards to continue to build. There have been some announcements recently by ourselves and by some of our competitors to build some new equipment. But once again, so far it’s been a pretty disciplined approach and hopefully, that will continue. Again, with 150 new rigs coming into the business we can afford to have this backlog knowing specifically that 750 old boats are exiting the market.

Our history of earnings growth: This slide, which shows our earnings per share, we’ve factored out any kind of funny charges or credits over the years individually. But it kind of proves a full cycle dating back to just fiscal ‘04. In ‘04 and ‘05, we were still in the slumps that began after 9/11 of ‘01 and then you saw the great earnings capacity of our company getting up to just short of $8.00 of earnings. And then the market and the rig count collapsed again and down we went.

I don’t know if you can see and we have some handouts somewhere, but the return on average equity during this time period kind of matches this earnings in that we bottomed out at about four percent this past fiscal year -- we’re a March year end -- at about four percent. And we maxed out at just short of twenty percent returns. Now, keep in mind that was in fiscal ‘09. We still had a decent number of “old” vessels in our fleet at that time. We had a nice mix of the new stuff, but obviously have taken possession of plenty more since then. But those old boats were on our books for almost nothing so the returns on those were great. So putting up eighteen and twenty percent returns during fiscal ‘07, ‘08, ‘09 were company records for earnings. And you’ll see we’ll wrap up this slide presentation, Quinn will, with our kind of coiled spring slide of what we believe our new fleet today and with additional new equipment coming in over the next year or two, what we believe that that fleet can do in the next up cycle, again, that we believe that we’re at the beginning of.

One of our real core strengths I think, probably right next to our safety performance, is our international strength and how important is that today when only five percent of our business currently is in the Gulf of Mexico. We are fully an international company. We have this very unique global footprint. We have been international for fifty years plus.

The markets, that foreign international market spread all over the world is characterized by usually longer contracts, better utilization, higher day rates. A little more risk involved in some of the working areas of the world and a very solid customer base of both NOC’s and IOC’s, to the tune of about our top ten customers, which is totally dominated by NOC’s and IOC’s, the majors, the super-majors and a few NOC’s account for about 65 percent of our total revenue last year and again this year.

This is a bit of a walk around the world. As I said, these are our new four segments that we present in our Q. We show revenue, profitability, boat count, etcetera, by these four regions. The first and largest, as you can see here, is sub-Saharan Africa and Europe. For us today that’s all sub-Saharan Africa, both West Africa and East Africa and it accounts for almost fifty percent of our vessel fleet.

The next largest is “the Americas,” which includes the Gulf of Mexico, Mexico, Brazil, Trinidad, for us accounts for about twenty-five percent of our fleet. Next in line is the Middle East/North Africa, MENA, with about fourteen percent and a growing number there. And Asia/Pac, which for us is a large geographic region of Southeast Asia including Australia, accounts for about twelve percent of our fleet. And again, as I mentioned before, only five percent currently for the last couple of years frankly, in the Gulf of Mexico.

But with what is being said now of the resurgence of the Gulf, slow as it may be, people are asking the questions, “Do you have equipment, US-flagged equipment that can return to the Gulf?” The answer is yes. While today we have about fifteen boats in our fleet that operate in the Gulf of Mexico, fifteen out of the sixty-six, we have another twenty-five or so US-flagged vessels that are operating elsewhere in the world that if the Gulf of Mexico were to improve dramatically -- and we look at the Gulf no different than we look at any other area that we’re looking to generate the greatest profitability for our shareholders, whether that be in the Gulf or Brazil or Mexico or Nigeria or wherever it may be. We don’t really view the Gulf of Mexico any different than any other operating area, but we do have the capacity to bring extra equipment back and are looking at that currently.

I’ll finish my part of this presentation with this and put our size in kind of perspective to the rest of the fleet. Again, these are the OSV’s, the anchor handlers, and the PSV’s. Tidewater is first in the worldwide fleet with over 250 of these type vessels operating worldwide. Then you see the next group of the next five closest competitors and what their fleet size is. And you see that obviously it’s very fragmented. I think the most important column on the slide is the last one that you can barely see, which says there’s another 350 or so plus owners that own on average five boats.

We’re a very fragmented industry, like it or not. So as people talk about consolidation in our industry and what are the opportunities for consolidation, there are opportunities. But the fact is, because of the fragmentation of so many owners owning kind of Mom and Pops that own a few boats here or there spread throughout the world, most of them just local players, consolidation is much more difficult than say the drilling market.

With that, I’ll turn it over to Quinn and appreciate everybody being here again.

Quinn:	Thank you, Joe. I think I’ll spend my time talking a little bit about our investment program over the last couple of years as well as how we’ve been funding the business, give you a little sense for where we see things headed from here.

This through September, 2011 kind of a twelve year run that is up on the slide here highlights the fact that we’ve been very significant investors in the business over the last number of years. This 11-12 year period roughly coincides with Dean Taylor’s period as CEO. We have invested about $3.6 billion in the traditional OSV space of the total of almost $4 billion program. As of September 30th there were about 200 new vessels in the fleet. Talking about average age here, those 200 vessels you see at the bottom, a little over five year average life, excuse me average age, which would imply a twenty-or twenty five year remaining useful life from an accounting perspective.

It’s interesting when you talk about the average ages. If you look at the overall fleet, which many people follow, it’s about sixteen years. The new fleet is about five years. If you look at it on a book value weighted basis it’s also about 5.5 years. And then if you just look at the active vessels it’s about ten years. I think Tidewater has a much younger fleet and certainly the fleet that is generating our revenue and earnings is much younger than most people probably appreciate at this point and that’s largely a function of 500-plus vessels that we’ve taken out of the fleet as Dean became CEO and the substantial investment that we’ve been making.

We do have a rather robust continuing investment program. There’s forty vessels that are anticipated to come into the fleet over the next couple of years based on capital commitments as of 9/30. You can see here it’s roughly split twenty-eight vessels under construction -- these are construction projects we initiated -- and twelve vessel purchase commitments. That’s a static number representing our commitments as of quarter end. We would anticipate that that number would grow if in fact asset pricing remains attractive relative to what we think are through-cycle economics and that is really what has driven our more active investments lately.

[This slide] kind of splits up buy versus build in terms of our investments over the last number of years. You can see at different periods of time we’ve emphasized one over the other. Early on we were acquiring vessels. As the deepwater market started to develop we were making more in the way of construction commitments. As you see, when the market softened up quite significantly after the financial crisis, that growing blue period -- it sounds like something out of van Gogh, I guess, our “blue period” -- but that was really when we saw a number of speculators that had gotten ahead of themselves either in terms of leverage or capital commitments. Those were some opportunistic acquisitions.

But in fact, the vast majority of our acquisitions the last couple of years have been in the small to medium size anchor handling classes. And that’s really more of a replacement fleet for us as we’ve taken the older tonnage out. That’s jackup support for the most part.

What we have not been successful in doing is either getting large acquisitions done -- these are largely onesies and twosies that we’ve done. We’ve also not been able to find deepwater PSV’s to any great extent at what we think are attractive prices in the second-hand market. And as a result, that’s really where most of our construction commitments have been of late.

This [slide] is more of a quarterly tracker, if you will, over the last couple of years. You can see just over the last two years we’ve made a billion dollars in new capital commitments over about fifty vessels. And again, that’s really just the split of the equipment. The anchor handlers tend to be 5,000 to 10,000 brake horse power and the PSV’s tend to be 3,000 and even 3,500 deadweight tons or more, for the most part. So this is really deepwater equipment on the PSV side. And there’s a couple crew boats in there which is kind of a niche requirement that we have on the West Coast of Africa.

This slide is one we’ve used for a while -- and as much as anything else it’s intended to highlight that we have somewhat shifted approach in the last couple of years. But over a twelve year period this really highlights why we try not to badmouth the older vessels or the older fleet, primarily because they’ve really financed the fleet that we have today.

What you see here in the blue is our CAPEX. The little gold tops there are dividends we’ve paid out --we’re currently paying $0.25 a quarter or $1.00 a year, or a little over a two percent yield, I guess, today. And then the red is share buybacks. But if you look over this twelve-year period, we’ve essentially been self-financing, with the CAPEX largely coming out of cash flow from operations. Over and above that has been proceeds from disposition of older equipment. We’ve generate about $650 million in pretax proceeds from selling equipment and about a quarter billion dollars of gains -- I guess closing in on $300 million in gains -- over that period of time, and that’s really all been plowed back into the fleet.

What has changed recently, as we try to become more opportunistic in terms of adding to tonnage when we thought asset pricing was attractive, is we have been investing in excess of our operating cash flow. And I would say over the last two years that pace has been somewhere between $75 and $100 million a quarter over and above operating cash flow. And again, that’s really based on our longer-term outlook. Clearly it’s not based on the returns that we’re getting today off of the equipment today. When you’ve got a lot of high book value assets you’ve been adding in a cyclical trough, for a company that values the EVA approach and really focuses on return on capital employed, clearly we believe, based on the life of the asset model, that the returns we’ll generate will be substantially in excess of what we’re generating today on our equipment.

As we become more reliant upon external financing, our financial profile, I think, has been highlighted as one of our core strategic advantages. I would compare these numbers to anybody that you would look at in the North Sea or other markets that are frequently financing in the high yield market. It’s not uncommon to have an eleven, twelve, thirteen percent handle on some of these financings as people have been investing in a business that is now generating four, five, six percent after tax returns on capital. While we’re not happy with the returns we’re generating on the asset base today, we are investing at a positive spread to our marginal funding costs. And you can see here that we’ve raised almost $600 million in the private placement market with a low four handle in terms of coupon. We’ve also raised substantial availability in the bank market, which we think is sufficient dry powder to take advantage of any additional opportunities that may come our way.

We really have no substantial maturities in the near-term. We had a $40 million payment this summer. And really what we’ll just start to see over the next two years is a roll off of our 2003 private placement, which we think will be coincident with significant more operating cash flow coming out of a cyclical recovery.

To give you a sense of the financial profile, Tidewater has operated for the better part of the last decade with zero net debt. I’m not sure that was by design as much as it was the pace of investment was really just not keeping up with what the company was generating in the way of free cash flow. As I came onboard, we were at zero percent net debt. That was coincident with the down cycle really beginning and we’ve leveraged up over that period to some extent. As of 9/30 we’re at seventeen percent net debt to net book capitalization and about twenty-five percent on a gross basis. On an LTM/EBITDA basis it’s probably high twos. If you look at it on kind of a current run rate it’s probably in the same zip code.

But we think we’re pretty conservatively financed. We certainly have ample liquidity at this point, as you see at the bottom of the slide, almost $900 million of dry powder which, we are ready, willing, and able to deploy into the business if in fact the opportunities present themselves. As the stock has become weak recently, we certainly dusted off our our analytical tools to make sure that we’re continuing to compare iron to our own shares as an investment opportunity, though we remain somewhat predisposed to investing in iron as long as we think the long-term returns are there.

We do have a pretty significant capital investment program, but we do on a regular basis look at our own shares as an alternative investment. But at this point, it would probably be somewhat of a zero sum game relative to what we would think would be a multi-year investment program.

Here [on this slide] we track hopefully for you where the earnings are coming from to some extent. As we get into 2011, here you’ll see the blue bar has really become nearly the entirety of our cash operating margins. Along the bottom of the page you’ll see what was kind of margins in a better market, in the mid 50s. The last quarter we were sub-40, primarily reflecting some of the project delays that we have highlighted on earnings calls.

What I would highlight here is that the downturn accelerated the retirement of the older equipment and as of the last fiscal quarter, ninety-two percent of our cash operating margin was coming from the new vessels and we would expect that to continue to go up from there. And really what will drive an improvement in margins, first is getting some of these projects that we’ve talked about on track. This will allow revenue to come in off of the fleet that we already have.

We expect to add additional equipment either from the existing commitments or new commitments. But really at this point utilization is pretty damn close to full utilization, at least for the active new vessels. I think last quarter it was in the low 80’s. But that was kind of aberrant relative to where we’ve been recently. Mid-80’s is kind of where the active new vessels have been. That’s close to full utilization from our perspective. Probably ninety is as good as you’ll do when you back out dry docks. And really what we hope to see is a little bit of improvement in pricing. We’ve seen it to date in the deeper water classes and the anchor handlers we expect to follow at some point. Utilization there is coming up as some of these projects start up.

We have highlighted in recent calls an exciting opportunity that we had to grow our business in Saudi Arabia through a new joint venture that we had formed during the trough. We had the right equipment, we believed, to put into that market and quite frankly we were excited to be working for Aramco as a direct contractor, where we hadn’t in the past. The fact of the matter is we had some teething issues in Saudi Arabia as we scaled up there. We think we’re moving in the right direction now. On our last earnings call we highlighted that we had one vessel of a revised five vessel package working. Today we’re at three vessels with Saudi Aramco. So that seems to be moving in the right direction.

We also had highlighted in recent calls some project delays in our new Asia/Pac segment, specifically in Australia. Those are largely the larger anchor handlers where we’ve had particular weak utilization and when I say larger, for us that’s 10,000 - 13,000 brake horsepower type equipment. I’m happy to say that we’ve had a number of additional vessels go on charter with those projects that had been delayed in Australia in the past quarter. So really the December quarter from our perspective is going to be an important one to demonstrate for the Street that we’ve got some of these projects on track. We think they are on track and moving in the right direction and it’s really just going to be kind of one vessel at a time from our perspective to get the utilization up and ultimately be able to demonstrate for the Street that this significant investment we’ve made in the fleet is going to translate into additional revenue and better margins.

Joe had referred to our coiled spring before -- and this isn’t intended to be a forecast, but it is intended to give you a sense for the earnings capacity of the fleet that we have built over the last number of years. You see in the lower left-hand corner here -- that is current utilization and day rates for the new vessels only. This is a model if you will that anticipates the remaining sixty some older vessels largely get pushed out of the fleet over the next couple of years.

We have been stacking a moderate number of vessels in recent quarters. But over the last two years it’s probably 125 vessels or something like that. The remaining sixty will probably get scaled down to an inconsequential number.

But in any event, what you’ll see here is essentially a sensitivity analysis which is if we can get utilization kind of up to that eighty-five percent, ninety percent number, which is where we were in the last cyclical -- not even peak but in a decent market -- and we cover a significant portion of the day rate slippage that we saw when the market rolled over in our fiscal 2009. You can see pretty substantial earnings growth potential here as the bubbles show.

With just the new fleet at the current utilization day rates the company generates about $3.00 per share in earnings, and a little less than $400 million of EBITDA. A ten percent improvement in rates as you can see moves us up into that half billion dollar range in terms of EBITDA. And if we move up to -- I think I had calculated this on the back of an envelope at one point it’s about eighty percent of our rate recovery relative to where we were in 2008-2009, we would be in nearly a $9.00 EPS zip code and nearly three quarters of a billion dollars of EBITDA.

Again, this isn’t intended to be a forecast, but it is intended to demonstrate for you that we believe that we have invested substantially in earnings growth and free cash flow capacity, which, if in fact this is realized, and our investment programs become as we expect over the next couple of years, I don’t know if it’s maintenance CAPEX, but certainly below the substantial investment that we’ve made over and above our operating cash flow, we think the company’s on track in a decent market to generate significant amounts of free cash flow, which will give us lots of optionality in terms of acquiring market share or share buybacks. And I will emphasize that we continue to evaluate all alternatives in terms of our use of liquidity, credit capacity, and operating cash flow.

I think we’ll finish up with how we approach the business, at least from a financial policy perspective. We think having a strong balance sheet is important in this business. We’ve got plenty of operating risk. As CFO I’m not paid to roll the dice to pick up another couple basis points in terms of return on capital. But we do try to maintain a strong financial profile to manage through the inevitable cyclical downturns.

We are a capital intensive, commodity leveraged business and we appreciate that even in the good markets. We do think of ourselves as EVA investors. We want to invest on a through-cycle basis, but we will pull back capital commitments when we think secondhand pricing is rich, and we will pulse or step up our investments when we think asset pricing is weak relative to through-cycle return opportunities and that’s what we’ve been doing lately.

But at the end of the day, that’s all just talk and we know you’ll evaluate us based on results, and we think we’re in a position in a decent market to post those results. But, I guess time will tell.

So, I appreciate your time and if you have questions we’d be more than happy to try and entertain them.

Doug Becker:	Quinn, you mentioned the Saudi issues. We’re making -- there’s progress being made on the Saudi issues. Maybe just a little more detail about that. Like three vessels are currently working. I think it’s supposed to be five. .

Quinn:	Maybe just to level set the conversation, for those of you that don’t follow the company on a regular basis. During the last couple years as I mentioned, we put in place a joint venture that would allow us to operate in Saudi Arabia as the direct contractor to Aramco. We have been in the Kingdom for a number of years, largely as a second tier contractor working for the McDermotts of the world. In addition, we were building some equipment that we thought was well designed for the Saudi Arabia market -- not purpose-built, but for example bigger bow thrusters than what you might have built for other places in the world.

In any event, there was an eighteen vessel tender that we were awarded nine of the eighteen slots. As the equipment was coming out of the yard we had some performance standards issues, which I’ll distinguish between specs. A spec is a 5,000 brake horsepower anchor handler. A performance standard is to be able to maintain station in a -- I’m just making this up -- 2.3 knot current with all of your firefighting equipment operating.

In any event, we had some challenges meeting the agreed performance standards as the equipment came into Saudi Arabia. We had some detailed conversations with Saudi Aramco as to what they wanted to do with the equipment. Ultimately, we reached an arrangement whereby they declined to take four of the nine vessels and essentially we have a revised five-vessel package for Saudi Aramco where we’re essentially in the early innings I would say of getting those vessels on hire. We agreed to some day rate reductions over time. As we mentioned on our earnings call, we think, in aggregate, that’s going to work out to be $1.5-$2 million over the next couple of quarters in the way of lower revenue than originally anticipated. And then we have some reservation of rights, if you will, by Aramco in regards to the four vessel contracts that they declined to move forward on.

What I’m highlighting today is that, when we did our earnings call, we had one vessel of the five vessel package then working. Today, we are at three vessels and we hope to be moving towards five pretty soon. Aramco has also agreed to use other vessels in our fleet as front running vessels until the ultimate equipment that is to be on those multi-year contracts comes out of the shipyard. But, that’s really our status in Saudi Arabia. And again, I think we’re moving in the right direction but at a pace that is probably not as fast as any of us would like. But importantly, we are moving in the right direction.

Q:	Speaking to one of your peers yesterday, they had a view that Gulf of Mexico could face tightness and almost shortage of boats in Gulf of Mexico let’s say late 2012 early 2013. Would you kind of agree with that or what are your views around that?

Quinn:	It’s always slightly difficult for the bean counters to forecast supply/demand dynamics. But, I think that’s consistent with our management team’s perspective. And it’s not really because we’re blowing and going in the Gulf of Mexico. I think the regulatory regime has changed such that it’s going to be a slow recovery in terms of the demand side but there has been a substantial amount of equipment that has moved out of the Gulf of Mexico down to Mexico, Brazil, and to a very limited extent, I guess, eastbound.

Joe Bennett	Yeah, mostly those two areas.

Quinn:	But we agree that that’s a plausible scenario that you’ll have tightness in the market. We are not huge players in the Gulf of Mexico any longer at this point. But we have made a couple construction commitments for JonesAct qualifying equipment. We have two very large PSV’s that are being built at Bay Shipping in Wisconsin. Those are 6,000 deadweight ton Polar class seven vessels that would allow them to work in Alaska if that market comes together. And then we’ve got one vessel being built at our own shipyard, Quality, which is to my recollection 4,000-4,200 deadweight tons, something like that. So we’re building big PSV’s anticipating some market recovery. How quickly it comes I’m not sure I’m in a great position to guess.

Doug Becker:	Maybe in thirty seconds or less, what would you need to see in the Gulf of Mexico to move vessels back into that market or move some of the US charter back into that market?

Quinn:	I guess the flippant answer would be a new administration.

Q:	Wouldn’t hurt.

Answer:	So we’re anticipating a big recovery on January 21, 2013. Seriously, I think the majors are kind of sorting out the new regulatory requirements. I think the greatest concern I’ve heard -- in part through investors -- is that the way drilling programs are coming together, it’s very difficult for operators to string a drilling program together without having gaps. Ultimately, if the rigs are turning the boats will be operating. But really, what you need to see is the end user come up with a rational investment and drilling program and being able to get a rig back into the United States in many cases, Ultimately, I think it’s not going to be blowing and going in our view in the next couple of months or anything like that. But you may see a lot of noise out of Washington that leads up to the election that they’re trying to be constructive. But I guess we’d focus on what they do rather than what they say.

Doug Becker:	Makes sense. Quinn, Joe, thank you very much.

END

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